Exhibit 10.1

August 21, 2024

bioAffinity Technologies, Inc.

Attention: Maria Zannes

3300 Nacogdoches Road, Suite 216

San Antonio, Texas 78217

Dear Maria,

Please find below a proposed agreement for services to be provided by J. Michael Edwards, LLC, a Texas Corporation, (“Consultant”), to bioAffinity Technologies, Inc. (“bioAffinity” or “Company”), with regard to finance and accounting support.

Scope of Work and Services

From and after the date of this Agreement, Consultant shall provide finance and accounting services to the Corporation. Commencing September 16, 2024, Consultant shall serve as interim Chief Financial Officer and Principal Accounting Officer for bioAffinity until such time that a permanent Chief Financial Officer is hired by the Company.

The scope of this engagement is limited to that described above. The Consultant has not assumed responsibility to perform any other services except those described above. Should bioAffinity request additional services, the agreement to increase the scope of services will be set forth in an amendment to this Engagement Letter and the Consultant will not be deemed to be an increase in scope unless such increase is reflected in a written amendment signed by both parties.

The Consultant’s work will be performed under your supervision and direction, or under the direction of other bioAffinity personnel designated by you, or other designees as set forth by bioAffinity.

J. Michael Edwards LLC

30907 Keeneland Drive

Fair Oaks Ranch, Texas 78015

(210) 602-2663

The Consultant’s member does hold a CPA license issued by the State of Texas, but is not a CPA firm and does not provide attestation services (compilation, review, or attest services), render opinions or provide tax or legal advice. The Consultant does not assume any managerial or decision-making capacity for bioAffinity other than in fulfilling his role as interim Chief Financial Officer and Principal Accounting Officer.

bioAffinity is responsible for supplying all requested information in a timely manner and ensuring all information and records supplied are complete, accurate and authentic for the Consultant to deliver the services described above. The Consultant will rely on information provided by bioAffinity and cannot guarantee any particular result or outcome. All documents and reports created during this engagement will belong to bioAffinity.

Bill Rate and Expense Reimbursement

The Consultant will bill a retainer in the amount of $10,000 each month.

The Company shall reimburse the Consultant for all reasonable business expenses incurred by the Consultant, provided that each such expenditure qualifies as a proper deduction on the Company’s federal and state income tax return. Each such expenditure shall be reimbursable only if the Consultant furnishes to the Company adequate records and other documentary evidence required by federal and state statutes and regulations issued by the appropriate taxing authorities for the substantiation of that expenditure as an income tax deduction. Notwithstanding the forgoing, any expense in excess of $100 or expenses in the aggregate that exceed $500 per calendar month must be pre-approved in writing to qualify for reimbursement.

Engagement Term

This engagement is expected to begin on Wednesday, August 21, 2024, and continue until December 31, 2024. This agreement shall be automatically renewed for a one (1) year term, unless terminated pursuant to the Standard Terms and Conditions.

Billing and Engagement Terms

The Consultant will bill bioAffinity a retainer monthly. Each invoice is payable upon receipt of the invoice. Payment should be remitted electronically via automated clearing house (“ACH”) to the financial institution noted on the invoice.

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Acceptance

If this proposal is acceptable, please sign below and return a copy to me. I appreciate this opportunity to provide finance and accounting services. Please feel free to call me should you wish to discuss this or any other matter.

CONSULTANT		COMPANY
J. Michael Edwards, LLC		bioAffinity Technologies, Inc.

	/s/ J. Michael Edwards		/s/ Maria Zannes
By:	J. Michael Edwards	By:	Maria Zannes
	Principal		President and CEO

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